Exhibit 5.1

May 10, 2016 Tesco Corporation 11330 Clay Road, Suite 350 Houston, Texas 77041 USA

Dear Ladies and Gentlemen:
Tesco Corporation - Registration Statement on Form S-3 dated May 10, 2016
We have acted as Canadian counsel to Tesco Corporation (the Corporation), a corporation amalgamated under the laws of Alberta, with respect to certain legal matters in connection with the registration under the United States Securities Act of 1933, as amended (the Securities Act), of the offer and sale by the Corporation from time to time, pursuant to Rule 415 under the Securities Act, of (i); common shares of the Corporation, with no par value per share (Shares); (ii) first preferred shares of the Corporation (First Preferred Shares), with no par value per share, issuable in one or more series, which may be convertible into or exchanged for other classes of capital stock of the Corporation; (iii) second preferred shares (Second Preferred Shares), with no par value per share, issuable in one or more series, which may be convertible into or exchanged for other classes of capital stock of the Corporation; (iv) warrants to purchase Shares, First Preferred Shares, or Second Preferred Shares (Warrants); and (v) units that include Shares, First Preferred Shares, Second Preferred Shares, Warrants or any combination thereof (Units), having an aggregate initial offering price not to exceed USD$150,000,000, and each on terms to be determined at the time of its offering. The Shares, First Preferred Shares, Second Preferred Shares, Warrants and Units are collectively referred to herein as the Securities.
We also have participated in the preparation of the Prospectus (the Prospectus) contained in the Registration Statement on Form S-3 (the Registration Statement), filed by the Corporation on May 10, 2016, to which this opinion is an exhibit. The Securities will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements (each a Prospectus Supplement) to the Prospectus contained in the Registration Statement. The Warrants may be issued under a separate warrant agreement (a Warrant Agreement) to be entered into between the Corporation and one or more warrant agents. The Units will be comprised of two or more of the other Securities and will be issued under a unit agreement (a Unit Agreement). Warrant Agreements and Unit Agreements are referred to herein collectively as Governing Documents.
We are qualified to practice law in the Province of Alberta and this opinion is rendered solely with respect to the laws of the Province of Alberta and the federal laws of Canada applicable therein.
We offer no opinion in respect of the laws of any other province or territory in Canada or the application of the federal laws of Canada in any other province or territory. We have assumed that there is no foreign law (as to which we have made no independent investigation) that would affect our opinions expressed herein. In addition, we reviewed such questions of law as we considered appropriate to enable us to render the opinions hereafter expressed.
Our opinions expressed herein are based on the following assumptions:

(a)	all information contained in all documents reviewed by us is true and correct;

(b)	all signatures on all documents examined by us are genuine and each individual who signed any of those documents had legal capacity and authority to do so;

(c)
all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals of those documents and all documents examined by us are duly authorized, executed and delivered by the parties thereto;

(d)	the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective;

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.
Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.

Exhibit 5.1

(e)	a Prospectus Supplement will have been prepared and filed with the United States Securities and Exchange Commission describing the Securities offered thereby;

(f)
all Securities will be offered and sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the applicable Prospectus Supplement;

(g)
at the time of any offering or sale of any Shares, or any First Preferred Shares or Second Preferred Shares which are convertible into or may be exchanged for Shares; Warrants to purchase Shares or First Preferred Shares or Second Preferred Shares which are convertible into or may be exchanged for Shares; or Units (or their constituents) which are convertible into, may be exchanged for, or permit the purchase of Shares or First Preferred Shares or Second Preferred Shares which are convertible into or may be exchanged for Shares, in whole or in part, and as of the date of the issuance of any Shares issuable upon exercise of any such Securities, there will continue to be sufficient Shares authorized and unissued under the Corporation's then operative constating documents and not otherwise reserved for issuance;

(h)	any Shares issuable upon exercise of offered Securities will have been duly authorized for issuance upon such exercise;

(i)
at the time of the issuance of any Securities, the Corporation will continue to validly exist under the laws of its jurisdiction of incorporation and will continue to have the necessary corporate power and authority to issue such Securities and to execute and deliver any applicable Governing Document;

(j)
any applicable Governing Document will have been duly authorized, executed and delivered by the parties thereto and will constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with its terms;

(k)	Warrants and any Governing Document will be governed by Alberta law;

(l)
the terms of the offered Securities and of their issuance and sale will have been duly established in conformity with the Corporation's constating documents, so as not to violate any applicable law or Governing Document, or result in a default under or breach of any agreement or instrument binding upon the Corporation, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation and the parties to a Governing Document;

(m)
in respect of a particular offering of Securities, the board of directors of the Corporation (the Board) will have taken all necessary corporate action, including the adoption of a resolution or resolutions of the Board in form and content as required by applicable law, to approve the issuance and terms of the offered Securities, the consideration to be received therefor, the applicable Governing Documents, if any, and the execution thereof, and related matters (the Authorization);

(n)
the Corporation will have received the agreed upon consideration for the issuance of the offered Securities and such Securities will have been delivered by or on behalf of the Corporation against payment therefor; and

(o)
the offered Securities will have been duly authorized, established, certificated, executed, delivered, countersigned and registered, as applicable, in accordance with the provisions of the Corporation's constating documents, applicable law, applicable Governing Documents, if any, and the Authorization.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.
With respect to the Shares, when issued, sold and delivered in the manner and for the consideration stated in the applicable definitive purchase, underwriting or similar agreement approved by the Board, upon payment of the consideration provided therein to the Corporation, or upon conversion, exchange or exercise of any other Securities in accordance with the terms of such Securities or the instrument governing such Securities providing for such conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board, each of the Shares will be validly issued, fully paid and non-assessable.

2.
With respect to the First Preferred Shares, when issued, sold and delivered in the manner and for the consideration stated in the applicable definitive purchase, underwriting or similar agreement approved by the Board, upon payment of the consideration provided therein to the Corporation, or upon conversion, exchange or exercise of any other Securities in accordance with the terms of such Securities or the instrument governing such Securities providing for such conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board, each of the First Preferred Shares will be validly issued, fully paid and non-assessable.

3.
With respect to the Second Preferred Shares, when issued, sold and delivered in the manner and for the consideration stated in the applicable definitive purchase, underwriting or similar agreement approved by the Board, upon payment of the consideration provided therein to the Corporation, or upon conversion, exchange or exercise of any other Securities in accordance with the terms of such Securities or the instrument governing such Securities providing for such conversion,

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.
Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.

Exhibit 5.1

exchange or exercise as approved by the Board, for the consideration approved by the Board, each of the Second Preferred Shares will be validly issued, fully paid and non-assessable.

4.
With respect to the Warrants, when (a) in respect of Warrants issued under a Warrant Agreement, the Warrant Agreement (incorporating the provisions as are contained in a document which will be filed as an exhibit to or incorporated by reference in the Registration Statement) has been duly executed and delivered by the Corporation and a warrant agent, and (b) the Warrants have been issued, sold and delivered in the manner and for the consideration stated in the applicable definitive purchase, underwriting or similar agreement as approved by the Board, for the consideration approved by the Board, the Warrants will be legally valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms.

5.
With respect to the Units, when (a) the applicable Unit Agreement (incorporating the provisions as are contained in a document which will be filed as an exhibit to or incorporated by reference in the Registration Statement) has been duly executed and delivered by the Corporation and a unit agent, and (b) the Units have been issued, sold and delivered in the manner and for the consideration stated in the applicable definitive purchase, underwriting or similar agreement as approved by the Board, for the consideration approved by the Board, the Units will be legally valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms.

The opinions expressed above are subject to the following qualifications:

(a)
the enforceability of any agreement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally;

(b)
the enforceability of the obligations of a party under any agreement is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court;

(c)	we express no opinion as to the enforceability of any term providing for the severance of void, illegal or unenforceable provisions from the remaining provisions of an agreement;

(d)	we express no opinion as to the enforceability of any term providing that modifications, amendments or waivers are not binding unless in writing;

(e)	we express no opinion with respect to rights to indemnity and contribution;

(f)
a court may reserve to itself the right to decline jurisdiction in any action if the court is an inconvenient forum to hear the action or if concurrent proceedings are being brought elsewhere, notwithstanding any waiver of the right to raise such objection or defence thereto;

(g)	the right to exercise any unilateral or unfettered discretion pursuant to an agreement will not prevent a court from requiring such discretion to be exercised reasonably; and

(h)	public policy considerations which may limit the rights of parties to obtain remedies.

We hereby consent to the reference to our firm name under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours very truly,

/s/ Norton Rose Fulbright Canada LLP
NORTON ROSE FULBRIGHT CANADA LLP

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.
Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.